Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Comera Life Sciences Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Comera Life Sciences
Holdings, Inc., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(b)(2). The Company was notified of the Staff determination on May 18, 2023. On May 25, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On August 8, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. On September 12, 2023, the Panel granted the Company an extension to the terms of the August 8th decision.
On October 31, 2023, the Company received an additional delist determination for its failure to meet the requirements in Listing Rule 5550(a)(2).
Based on the Company failure to meet the terms of the exception, on November 15, 2023, the Panel issued a final decision denying the Company continued listing. The
Company securities were suspended on November 17, 2023. The
Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on January 2, 2024.